FIRST AMENDED
                   MANAGEMENT, SERVICES AND FACILITY AGREEMENT

                                     Between

                           REPRODUCTIVE PARTNERS, INC.

                                       And

                    REPRODUCTIVE PARTNERS MEDICAL GROUP, INC.


         THIS FIRST AMENDED MANAGEMENT, SERVICES AND FACILITY AGREEMENT ("Agreement") is dated January 1, 2005 by and between Reproductive Partners, Inc., a Delaware corporation, with its principal place of business at 510 North Prospect Avenue, Suite 202, Redondo Beach, California 90277 ("RPI") and Reproductive Partners Medical Group, Inc., a California medical corporation, with a place of business at 510 North Prospect Avenue, Suite 202, Redondo Beach, California 90277 ("Reproductive Partners"). RPI and Reproductive Partners are individually referred to herein as a "Party" and jointly, as "Parties."

                                    RECITALS:

         Reproductive Partners specializes in gynecological services, treatment of human infertility encompassing the provision of in vitro fertilization and other assisted reproductive services ("Infertility Services"). As of the date of this Agreement, Reproductive Partners provides Infertility Services through Billy Yee, M.D., Denise L. Cassidenti, M.D., V. Gabriel Garzo, M.D., David R. Meldrum, M.D., Gregory F. Rosen, M.D. and Arthur L. Wisot, M.D., the shareholders of Reproductive Partners. Drs. Yee, Cassidenti, Garzo, Meldrum, Rosen and Wisot are collectively referred to as "Physicians." Reproductive Partners also contemplates providing Infertility Services through other physician employees. Physicians have entered or will enter into employment agreements with Reproductive Partners on or about the date of execution of this Agreement.

         RPI is in the business of making available to medical providers such as Reproductive Partners certain assets (principally, facilities and equipment) and support services, primarily consisting of (i) financial management; (ii) administrative systems; (iii) clinical and laboratory organization and function;
(iv) marketing and (v) operations management. Such support services and the provision of certain fixed assets are collectively referred to as "Services."

         Reproductive Partners believes the Services will benefit its medical practice and desires RPI's assistance with various aspects of Reproductive Partners' medical practice through the utilization of the Services as more particularly set forth herein. Reproductive Partners acknowledges and agrees that the Services being made available to Reproductive Partners require Reproductive Partners' cooperation and collaboration, and that RPI, in making the Services available, makes no warranty or representation that the Services will achieve Reproductive Partners' desired goals and objectives except as expressly provided in this Agreement.

         In addition, Reproductive Partners desires access to capital for funding its growth and development, and RPI desires to provide such capital or access to capital as provided herein.

         On or about August 1, 1998, RPI and Reproductive Partners entered into an agreement (the "Former Agreement") titled Management, Services and Facility Agreement whereby RPI agreed to provide the Services to Reproductive Partners. The parties now desire to amend that agreement in its entirety on the terms and conditions set forth herein.

         NOW THEREFORE, in consideration of the above recitals which the parties incorporate into this Agreement, the mutual covenants and agreements herein contained and other good and valuable consideration, Reproductive Partners hereby agrees to purchase from RPI the Services and RPI agrees to provide the Services to Reproductive Partners on the terms and conditions provided herein.

                                    ARTICLE 1

                                   DEFINITIONS

         1.1      DEFINITIONS.   For  the  purposes  of  this  Agreement,   the
following definitions shall apply:


                  1.1.1 "Adjustments" shall mean adjustments for refunds, discounts, contractual adjustments, professional courtesies, and other activities that do not generate a collectible fee as reasonably determined by RPI and Reproductive Partners. Adjustments shall not include Bad Debt.

                  1.1.2 "Additional Service Fee" shall mean a monthly fee paid by Reproductive Partners to RPI in an amount equal to a percentage of Reproductive Partners' monthly PDE.

                  1.1.3 "Assets" shall mean those fixed assets utilized in connection with the operation of Reproductive Partners' medical practice, including, but not limited to, fixed assets and leasehold improvements.

                  1.1.4 "Bad Debt" shall mean all or a portion of an account, loan or note receivable considered to be uncollectible in accordance with Generally Accepted Accounting Principles ("GAAP"),

                  1.1.5 "Base Service Fee" shall mean a monthly fee paid by Reproductive Partners to RPI in an amount equal to a percentage of Reproductive Partners' monthly Physician and Other Professional Revenues.

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

                  1.1.6 "Cost Center" shall mean Reproductive Partners' Cost Centers as described in the Physician Employment Agreements.

                  1.1.7 "Cost of Services" shall have the meaning set forth in Article 2.

                  1.1.8 "Facilities" shall mean the medical offices and clinical spaces of Reproductive Partners, including any satellite locations, related businesses and all medical group business operations of Reproductive Partners, which are utilized by Reproductive Partners in its medical practice.

                  1.1.9 "Fiscal Year" shall mean the 12-month period beginning January 1 and ending December 31 of each year.

                  1.1.10 "Infertility Services" shall mean gynecological services, treatment of human infertility encompassing the provision of in vitro fertilization and other assisted reproductive services provided by Reproductive Partners or any Physician Employee and Other Professional Employee.

                  1.1.11 "RPI Overhead" shall mean salaries, bonuses, payroll taxes and benefits for RPI corporate office employees, rent and expenses related to the operation of the RPI corporate office, travel and entertainment expenses for corporate employees.

                  1.1.12 "Other Professional Employee" shall mean a non-physician individual who provides services, including nurse anesthetists, physician assistants, nurse practitioners, psychologists, and other such professional employees who generate professional charges, but shall not include Technical Employees.

                  1.1.13 "Physician-Employee" shall mean an individual, including Physicians and any other physician who is an employee of Reproductive Partners or is under contract with Reproductive Partners, including physicians employed by entities with whom Reproductive Partners has contracted, to provide Infertility Services to Reproductive Partners' patients and is duly licensed as a physician in the State of California.

                  1.1.14 "Physician and Other Professional Revenues" shall mean all fees, whether received or accrued, and actually recorded each month (net of Adjustments) by or on behalf of Reproductive Partners as a result of professional medical and laboratory services furnished to patients by Physicians and Physician-Employees and Other Professional Employees and, except as described in the next succeeding sentence, other fees or income earned in their capacity as professionals, whether rendered in an inpatient or outpatient setting, including but not limited to, medical director fees or technical fees from medical ancillary services, consulting fees, ultrasound fees from businesses owned or operated by Physicians and, including, but not limited to, contributions by pharmaceutical and other companies for marketing and research activities). Physician and Other Professional Revenues shall not include (i) board attendance fees and other compensation in connection with board memberships; provided, the compensation for board related activities does not exceed $5,000 in the aggregate, annually, per Physician and (ii) other services where Physician does not provide professional medical services such as testimony and consultation for litigation-related proceedings, lectures, passive investments, fundraising, or writing ("Permitted Services"; the compensation from Permitted Services may be retained by a Physician or Physician-Employee without limit, subject to Section 4.7.5 hereof. Physician and Other Professional Revenues are sometimes referred to herein as "Revenues."

                  1.1.15 "Pre-distribution Earnings" ("PDE") shall mean (i) Physician and Other Professional Revenues, less (ii) Cost of Services and the Base Service Fee.

                  1.1.16 "Receivables" shall mean and include all rights to payment for services rendered or goods sold, including, without limitation, accounts receivables, contract rights, chattel paper, documents, instruments and other evidence of patient indebtedness to Reproductive Partners, policies and certificates of insurance relating to any of the foregoing, and all rights to payment, reimbursement or settlement or insurance or other medical benefit payments assigned to Reproductive Partners by patients or pursuant to any Preferred Provider, HMO, capitated payment agreements or other agreements between Reproductive Partners and a payer, recorded each month (net of Adjustments).

                  1.1.17 "Services" shall mean RPI making available certain personnel and assets (including, without limitation, all facilities and equipment necessary to operate Reproductive Partners' medical practice for the provision of Infertility Services) and support services, primarily consisting of (i) financial management; (ii) administrative systems; (iii) clinical and laboratory organization and function; (iv) marketing and (v) operations management, all as more fully set forth in
         Article 3.

                  1.1.18 "Technical Employees" shall mean embryologists and other laboratory personnel, ultrasonographers, phlebotomists and technicians who provide services to Reproductive Partners.


                                    ARTICLE 2

                                COST OF SERVICES

         2.1 "Cost of Services" shall mean all ordinary and necessary expenses of Reproductive Partners and all direct ordinary and necessary operating expenses, without mark-up, of RPI, exclusive of RPI Overhead, incurred in connection with products and/or services that are specific to Reproductive Partners or customized for Reproductive Partners or that are related to volume based usage by Reproductive Partners, including, without limitation, the following costs and expenses, whether incurred by RPI or Reproductive Partners:

                  2.1.1 Salaries and fringe benefits of all RPI and other employees employed at Reproductive Partners Facilities, along with payroll taxes or all other taxes and charges now or hereafter applicable to such personnel, and services of independent contractors;

                  2.1.2 Base salary and expenses incurred in the recruitment of additional physicians for Reproductive Partners, including, but not limited to employment agency fees, relocation and interviewing expenses and any actual out-of-pocket expenses of RPI personnel in connection with such recruitment effort in an amount, up to $250,000 annually for a period of three (3) years for each new physician's employment; provided, (i) "additional physician" shall mean a new physician whose hiring is not to replace a physician who has left Reproductive Partners within 12 months prior to the employment of the new physician, but whose hiring increases Reproductive Partner's full-time equivalent ("FTE") physicians to a number greater than Reproductive Partner's FTE physicians for the previous 12 months; and (ii) "additional physician" shall not mean a physician providing Infertility Services to patients in "Territory" during the 12 month period immediately preceding employment by Reproductive Partners. No more than one new physician per Fiscal Year shall qualify as an additional physician for this Cost of Services treatment.

                  2.1.3 Marketing expenses incurred by or on behalf of Reproductive Partners, such as costs of printing marketing materials, media placements, and consumer seminars;

                  2.1.4 Any sales and use taxes assessed against Reproductive Partners related to the operation of Reproductive Partners' medical practice;

                  2.1.5 Lease payments, depreciation expense (determined according to GAAP), taxes and interest directly relating to the Facilities and equipment, and other expenses of the Facilities described in Section 3.2 below;

                  2.1.6 Legal fees paid by RPI or Reproductive Partners to outside counsel in connection with matters specific to the operation of Reproductive Partners such as regulatory approvals required as a result of the parties entering into this Agreement; provided, however, legal fees incurred by the parties relative to the execution or performance of this Agreement or as a result of a dispute between the parties under this Agreement shall be borne by each party and shall not be considered a Cost of Services; and provided, further any cost related to disputes between or among Physicians shall not be considered Cost of Services and are outside the scope of this Agreement.

                  2.1.7 Health benefits provided to Physicians and Physician-Employees, including health and life insurance and long-term disability;

                  2.1.8 All insurance necessary to operate Reproductive Partners including fire, theft, general liability professional liability and malpractice insurance for Physicians and Physician-Employees of Reproductive Partners, and Other Professional and Technical Employees provided by RPI;

                  2.1.9 Professional licensure fees and board certification fees of Physician- Employees, and Other Professional Employees rendering Infertility Services on behalf of Reproductive Partners;

                  2.1.10 Membership in professional associations and continuing professional education for Physicians and Physician-Employees and Other Professional Employees;

                  2.1.11 Risk Management Program described in Section 3.8 herein;

                  2.1.12

                            Cost of filing fictitious name permits pursuant to this Agreement;

                  2.1.13 Cost of supplies, medical and administrative, and all direct general and administrative expenses, including but not limited to travel and entertainment expenses, car allowances (including car leases), dues and subscriptions, car and other business related expenses, such as cellular telephone, relative to Reproductive Partners; and

                  2.1.14 Such other costs and expenses directly incurred by RPI related to Reproductive Partners' operations which are included in the annual operation budget referred to in Section 5.2.1 or otherwise approved by Reproductive Partners in writing.

                  2.1.15 Cost incurred by RPI with respect to specific requests for services from Reproductive Partners that are outside those provided for in this Agreement. For such requested services, RPI and Reproductive Partners will mutually determine how such specific requests will be carried out, as well as how charges and costs, including, but not limited to travel, will be applied.

                  2.1.16   Reproductive Partners' Bad Debt.

                  2.1.17 Costs incurred by RPI with respect to Services related to a specific activity requested by Reproductive Partners that are in excess of those Services typically provided to other medical providers for the same activity, including, but not limited to additional travel and staffing.

         2.2 Notwithstanding anything to the contrary contained herein, Cost of Services shall not include costs of the following:

                  2.2.1 Any federal or state income taxes of Reproductive Partners or RPI other than as provided above;

                  2.2.3    The Base Service Fee;

                  2.2.4 Any amount paid to or on behalf of any Physician or Physician-Employee including salary, payroll taxes, fringe benefits, draw or pension contributions (all of which come out of Reproductive Partners' share of PDE);

                  2.2.5 RPI's cash outlay to acquire capital assets for which depreciation expense is to be charged as a Cost of Service under
         Section 2.1.5.

                  2.2.6    RPI Overhead;

                                    ARTICLE 3

                       DUTIES AND RESPONSIBILITIES OF RPI

         3.1      SERVICES AND ADMINISTRATION.

                  3.1.1 Reproductive Partners hereby engages RPI to provide the Services. RPI agrees that during the term of this Agreement, RPI, its affiliates and any Authorized Subcontractors (collectively "RPI") will not provide the Services to any person or entity within the Counties of San Luis Obispo, Kern, Santa Barbara, San Bernardino, Ventura, Los Angeles, Orange, Riverside, San Diego or Imperial, California, (the "Territory"), and Reproductive Partners agrees to limit its use of the Services to the Territory, without prior written consent from RPI. None of the Services made available to Reproductive Partners include any physician medical functions. RPI acknowledges that its timely performance of its duties and responsibilities as delineated in this
         Article 3 are material to this Agreement and to Reproductive Partners' interest. It is agreed that Reproductive Partners currently has offices in Los Angeles, Orange and San Diego Counties. With respect to San Luis Obispo, Kern, Santa Barbara, San Bernardino, Ventura, Riverside and Imperial Counties, in the event that after five (5) years from the date of this Agreement, Reproductive Partners has not expanded into any of such Counties, RPI may provide the Services to other medical practices in any of such Counties after giving Reproductive Partners written notice of Reproductive Partners' right of first refusal to establish an office and practice within such Counties, provided the terms of the relationship between RPI and the other medical practices are not more favorable to the other medical practices than the terms set forth in the written notice from RPI to Reproductive Partners.

                  3.1.2 RPI will, on behalf of Reproductive Partners and as directed by Reproductive Partners, bill patients timely and collect professional fees for Infertility Services rendered by Reproductive Partners at the Facilities, outside the Facilities for Reproductive Partners' hospitalized patients, and for all other Infertility Services rendered by any Physician- Employee or Other Professional Employees. Reproductive Partners hereby appoints RPI for the term hereof to be its true and lawful attorney-in-fact, for the following purposes: (i) bill patients in Reproductive Partners' name and on its behalf; (ii) collect Receivables resulting from such billings in Reproductive Partners' name and on its behalf (recognizing that successfully collecting Receivables may be dependent on Reproductive Partners' participation and cooperation, Reproductive Partners will reasonably cooperate with respect to RPI's collection efforts, and policies and procedures established by the Practice Management Board governing the collection of Receivables); (iii) receive payments from insurance companies, prepayments from health care plans, and all other third-party payers;
         (iv) take possession of and endorse in the name of Reproductive Partners (and/or in the name of any Physician Employee or Other Professional Employee rendering Infertility Services to patients of Reproductive Partners) any notes, checks, money orders, and other instruments received in payment of Receivables; and (v) at Reproductive Partners' request, initiate the institution of legal proceedings in the name of Reproductive Partners, with Reproductive Partners' cooperation, to collect any accounts and monies owed to Reproductive Partners, to enforce the rights of Reproductive Partners as creditor under any contract or in connection with the rendering of any service by Reproductive Partners, and to contest adjustments and denials by governmental agencies (or its fiscal intermediaries) as third-party payers.

                  3.1.3 RPI will provide the administrative services function of supervising and maintaining (on behalf of Reproductive Partners) all files and records relating to the operations of the Facilities, including but not limited to accounting and billing records, including for billing purposes, patient medical records, and collection records. Patient medical records shall at all times be and remain the property of Reproductive Partners and shall be located at the Facilities and be readily accessible for patient care. RPI's management of all files and records shall comply with all applicable state and federal laws and regulations, including without limitation, those pertaining to confidentiality of patient records. The medical records of each patient shall be expressly deemed confidential and shall not be made available to any third party except in compliance with all applicable laws, rules and regulations. RPI shall have access to such records in order to provide the Services hereunder, to perform billing functions, and to prepare for the defense of any lawsuit in which those records may be relevant. The obligation to maintain the confidentiality of such records shall survive termination of this Agreement. Reproductive Partners shall have unrestricted access to all of its records at all times.

                  3.1.4 RPI will provide, as requested by Reproductive Partners, all reasonably necessary clerical, accounting, bookkeeping and computer services, printing, postage and duplication services, medical transcribing services, and any other necessary or appropriate administrative services reasonably necessary for the efficient operation of Reproductive Partners' medical practice at the Facilities.

                  3.1.5 With Reproductive Partners' cooperation, and participation RPI will design and assist with implementing an appropriate marketing program for Reproductive Partners. Reproductive Partners' participation is essential in developing such marketing program and accordingly, will designate one or more physicians to work with RPI in designing and implementing such marketing program.

                  3.1.6 RPI, upon request of Reproductive Partners, will assist Reproductive Partners in recruiting additional physicians, including RPI providing such administrative functions as advertising for and identifying potential candidates, checking credentials, and arranging interviews; provided, however, Reproductive Partners shall interview and make the ultimate decision as to the suitability of any physician to become associated with Reproductive Partners. All physicians recruited by RPI and accepted by Reproductive Partners shall be employees of or independent contractors to Reproductive Partners.

                  3.1.7 RPI will assist Reproductive Partners and the Cost Centers in negotiating any managed care contracts to which Reproductive Partners desires to become a party. RPI will provide administrative assistance to Reproductive Partners in fulfilling its obligations under any such contract.

                  3.1.8 RPI will arrange, in consultation with Reproductive Partners, for legal and accounting services as may otherwise be reasonably required in the ordinary course of Reproductive Partners' operation.

         3.2 FACILITIES. Reproductive Partners shall determine the nature and extent of the facilities reasonably needed for Reproductive Partners' medical practice and RPI will assist Reproductive Partners in obtaining such Facilities, including providing administrative support, effort and resources in obtaining the Facilities, including all furniture, equipment and furnishings necessary for the Facilities, all repairs, maintenance and improvements thereto, utility (telephone, electric, gas, water) services, customary janitorial services, refuse disposal and all other services reasonably necessary in conducting Reproductive Partners' medical practice at the Facilities. RPI will arrange for the cleaning of the Facilities, and timely maintenance and cleanliness of the equipment, furniture and furnishings located therein. RPI will advise, counsel and collaborate with Reproductive Partners regarding the condition, use and needs for the Facilities, the improvements thereto, equipment and services.

         3.3      EXECUTIVE DIRECTOR AND OTHER PERSONNEL.

                  3.3.1 EXECUTIVE DIRECTOR. RPI will employ an Executive Director, approved by the Practice Management Board, as defined in
         Section 5.1,to manage and administer all of the day-to-day business functions of the Facilities. RPI and Reproductive Partners agree to use good faith efforts to recruit and hire such Executive Director prior to March 31, 2005. All costs and expenses associated with the recruitment of the initial Executive Director shall be borne by RPI. The Executive Director's compensation shall be approved by Reproductive Partners. Reproductive Partners may require that the Executive Director be terminated in Reproductive Partners' reasonable discretion and in such event, all costs and expenses associated with such termination shall be a Cost of Services.

                  3.3.2 PERSONNEL. RPI will provide, as requested by Reproductive Partners, Other Professional Employees, Technical Employees, support and administrative personnel, clerical, secretarial, bookkeeping and collection personnel reasonably necessary for the efficient operation of Reproductive Partners at the Facilities. Such personnel must be approved by Reproductive Partners, but will be under the direction and supervision of the Executive Director, except that Technical Employees and Other Professional Employees subject to the professional supervision of Reproductive Partners. The compensation of such personnel shall be approved by Reproductive Partners and Reproductive Partners may request that any of such personnel be terminated in its reasonable discretion and in such event, all cost and expenses associated with such termination shall be a Cost of Services.

         3.4 FINANCIAL PLANNING AND GOALS. RPI, in collaboration with Reproductive Partners, will prepare, for the approval of the Practice Management Board , an annual capital and operating budget (the "Budget") reflecting the anticipated Revenues and Cost of Services, sources and uses of capital for growth of Reproductive Partners' practice and for the provision of Infertility

Services at the Facilities. RPI will present the Budget to the Practice Management Board for its approval at least thirty (30) days prior to the commencement of the Fiscal Year. If the Practice Management Board can not agree on the Budget for any Fiscal Year during the term of this Agreement, the Budget for the preceding Fiscal Year will serve as the Budget until such time as a new Budget is approved.

         3.5 FINANCIAL STATEMENTS. RPI will deliver to Reproductive Partners monthly financial statements ("Financial Statements") within thirty (30) days after the end of each calendar month. Such Financial Statements will comprise, on a monthly and year-to-date basis, a statement of Reproductive Partners' Revenues and Cost of Services, and PDE, as hereinafter defined.

         3.6 TAX PLANNING AND TAX RETURNS. RPI will not be responsible for any tax planning or tax return preparation for Reproductive Partners, but will provide support documentation in connection with the same. Such support documentation will not be destroyed without Reproductive Partners' consent.

         3.7 INVENTORY AND SUPPLIES. For the account of Reproductive Partners, RPI shall order and purchase inventory and supplies, and such other materials which are requested by Reproductive Partners to enable Reproductive Partners to deliver Infertility Services in a cost-effective quality manner.

         3.8 RISK MANAGEMENT. RPI shall assist Reproductive Partners in the development of a Risk Management Program and in meeting the standards of such Program.

         3.9 PERSONNEL POLICIES AND PROCEDURES. RPI shall develop personnel policies, procedures and guidelines, governing office behavior, protocol and procedures, which, with Reproductive Partners' approval, will aid in compliance with applicable laws and guidelines related to employment and human resources management.

         3.10 LICENSES AND PERMITS. RPI will coordinate and assist Reproductive Partners in its application for and efforts to obtain and maintain all federal, state and local licenses, certifications and regulatory permits required for or in connection with the operations of Reproductive Partners and equipment located at the Facilities, other than those relating to the practice of medicine or the administration of drugs by Physicians and Physician-Employees.

         3.11 SUBCONTRACTED SERVICES. Subject to prior approval of Reproductive Partners, which approval shall be reasonably given, RPI is expressly authorized to subcontract with other persons or entities for any of the services that RPI is required to perform pursuant to this Agreement ("Authorized Subcontractors"). Provided, however, that RPI shall disclose any term of this Agreement to any subcontractor or potential subcontractor of RPI who does or will perform services to Reproductive Partners to the extent the subcontractor or potential subcontractor will perform significant or continuing functions for Reproductive Partners which are specific obligations of RPI hereunder and shall incorporate such terms into such subcontract, including but not limited to the restrictive provisions of Section 3.1.1 hereof. No such subcontract will limit the overall responsibility of RPI for compliance with the terms and provisions of this Agreement unless Reproductive Partners specifically agrees in writing. Nothing in this Section 3.11 shall apply to contracts entered into by RPI that relate to services not required to be performed directly by RPI such as payroll services.

         3.12 ACCESS TO PROTECTED HEALTH INFORMATION. In connection with the Services provided by RPI pursuant to this Agreement, RPI and its employees, representatives and agents will have access to protected health information ("PHI") maintained by Reproductive Partners. In connection with such PHI, RPI contemporaneous with entering into this Agreement will enter into a Business Associate Agreement with Reproductive Partners in accordance with the regulations promulgated under the Health Insurance Portability & Accountability Act of 1996.


                                    ARTICLE 4

              DUTIES AND RESPONSIBILITIES OF REPRODUCTIVE PARTNERS

         4.1 TIMELY PERFORMANCE. Reproductive Partners, in engaging RPI to provide the Services described in this Agreement, acknowledges that Reproductive Partners' timely performance of its duties and responsibilities as delineated in this Article 4 are material to this Agreement and to RPI's interest.

         4.2 PROFESSIONAL SERVICES. Reproductive Partners shall use its best efforts to cause its Physicians and Physician-Employees to provide Infertility Services to Reproductive Partners' patients in compliance at all times with ethical standards, laws and regulations applying to the practice of medicine in the applicable jurisdiction which such Physician or Physician-Employee provides Infertility Services on behalf of Reproductive Partners. Reproductive Partners shall ensure that each Physician, Physician-Employee, any Other Professional Employee employed by Reproductive Partners, and any other professional provider associated with Reproductive Partners is duly licensed to provide the Infertility Services being rendered within the scope of such provider's practice. In addition, Reproductive Partners shall require each Physician and Physician-Employee to maintain a DEA number and appropriate medical staff privileges as determined by Reproductive Partners during the term of this Agreement. In the event that any disciplinary actions or medical malpractice actions are initiated against any Physician, Physician-Employee or other professional provider, Reproductive Partners shall promptly inform the Executive Director and provide the underlying facts and circumstances of such action, and the proposed course of action to resolve the matter. Periodic updates, but not less than monthly, shall be provided to RPI.

         4.3 MEDICAL PRACTICE. Reproductive Partners shall use and occupy the Facilities exclusively for the purpose of providing Gynecology, Infertility Services, and related services and activities and shall use its best efforts to comply with all applicable laws and regulations and all applicable standards of medical care, including, but not limited to, those established by the American Society of Reproductive Medicine. The medical practice conducted at the Facilities shall be conducted solely by Physicians employed by Reproductive

Partners and Physician-Employees employed by or serving as independent contractors to Reproductive Partners, and Other Professional Employees employed by Reproductive Partners. No other physician or medical practitioner shall be permitted to use or occupy the Facilities without the prior written consent of RPI, except in the case of a medical emergency, in which event, notification shall be provided to RPI as soon after such use or occupancy as possible.

         4.4 EMPLOYMENT OF PHYSICIAN AND OTHER PROFESSIONAL EMPLOYEES. In the event Reproductive Partners shall determine that additional physicians are necessary, Reproductive Partners shall undertake and use its best efforts to select physicians who, in Reproductive Partners' judgment, possess the credentials and expertise necessary to enable such physician candidates to become affiliated with Reproductive Partners for the purpose of providing Infertility Services. Reproductive Partners shall cause each Physician-Employee to enter into an employment or service agreement with Reproductive Partners or their respective professional association which is a partner of Reproductive Partners ("Physician Employment Agreement") in such form as is mutually and reasonably acceptable to Reproductive Partners and RPI. Upon Reproductive Partners' request, RPI shall consult with and advise Reproductive Partners respecting the hiring, compensation, supervision, evaluation and termination of Physician-Employees.

         4.5 CONTINUING MEDICAL EDUCATION Reproductive Partners shall require its Physician-Employees to participate in such continuing medical education as Reproductive Partners deems to be reasonably necessary for such physicians to remain current in the provision of Infertility Services.

         4.6 PROFESSIONAL INSURANCE. Reproductive Partners shall maintain professional liability coverage at all times during the Term, in limits of not less than $1 million per occurrence, $3 million in the aggregate. In the event Reproductive Partners desires to be made an additional insured under RPI's professional liability coverage as provided for in Section 11.2, Reproductive Partners shall cooperate in the obtaining and retaining of professional liability insurance by assuring that its Physicians and Physician-Employees and Other Professional Employees, if applicable, are insurable and participating in an on-going Risk Management Program in cooperation with RPI.

         4.7 DIRECTION OF PRACTICE Reproductive Partners, as a continuing condition of RPI's obligations under this Agreement, shall at all time during the Term be and remain legally organized and operated to provide Infertility Services in a manner consistent with state and federal laws. Reproductive Partners, through its physicians, is expected to provide leadership in its market area and reasonably cooperate with RPI in RPI's efforts to make the Services available to Reproductive Partners. In furtherance of which:

                  4.7.1 Reproductive Partners shall operate and maintain at the Facilities a full-time practice of medicine specializing in the provision of Infertility Services and shall maintain and enforce the Physician Employment Agreements or in such other form as is mutually and reasonably agreed to by Reproductive Partners and RPI in writing. Reproductive Partners covenants that it shall not employ any physician, or have any physician as a shareholder, unless said physician shall sign the Physician Employment Agreement prior to assuming the status as employee and/or shareholder. Reproductive Partners covenants that should a physician become a shareholder of Reproductive Partners, that a condition precedent to the issuance of the shares shall be the ratification of this Service Agreement. The relationship between Reproductive Partners and physicians who independently contract with Reproductive Partners to provide services shall be in such other form as is mutually and reasonably agreed to by Reproductive Partners and RPI in writing. RPI hereby approves of the terms and conditions of Reproductive Partners' agreements with the University of California at San Diego and the United States Navy.

                  4.7.2 Reproductive Partners shall not terminate the Physician Employment Agreement(s) of any Physician, except in accordance with the Physician Employment Agreement(s). Reproductive Partners shall not amend or modify the Physician Employment Agreements in any material manner, nor waive any material rights of Reproductive Partners thereunder without the prior written approval of RPI, which approval will not be unreasonably withheld, and it shall be deemed unreasonable for RPI to withhold consent of an amendment or modification mandated by the necessity of compliance with applicable law. Reproductive Partners covenants to enforce the terms of each Physician Employment Agreement, including but not limited to any terms confirming a Physician-Employee's commitment to practice medicine solely through Reproductive Partners for a specified number of years.

                  4.7.3 Recognizing that RPI would not have entered into this Agreement but for Reproductive Partners' covenant to maintain and enforce the Physician Employment Agreements with any physician now employed or physicians who may hereafter become employees of Reproductive Partners, and in reliance upon such Physician-Employee's observance and performance of all of the obligations under the Physician Employment Agreements, any damages, liquidated damages, compensation, payment or settlement received by Reproductive Partners from a physician whose employment is terminated, shall be considered to be Physician and Other Professional Revenues.

                  4.7.4 Reproductive Partners shall retain that number of Physician-Employees as are reasonably necessary and appropriate for the provision of Infertility Services. Each Physician-Employee shall hold and maintain a valid and unrestricted license to practice medicine in the applicable jurisdiction where such Physician-Employee provides Infertility Services on behalf of Reproductive Partners, and all full-time Physician-Employees shall be board eligible in the practice of gynecology, with training in the subspecialty of infertility and assisted reproductive medicine. Reproductive Partners shall be responsible for paying the compensation and benefits, as applicable, for all Physician-Employees, and for withholding, as required by law, any sums for income tax, unemployment insurance, social security, or any other withholding required by applicable law. RPI, at the request of Reproductive Partners, will establish and administer the compensation with respect to such Physician-Employees in accordance with the written agreement between Reproductive Partners and each Physician Employee. RPI shall neither control nor direct any Physician in the performance of Infertility Services for patients, and RPI will not unreasonably interfere with the employer-employee relationship between Reproductive Partners and its Physician-Employees.

                  4.7.5 Reproductive Partners and its Physician-Employees shall provide patient care and clinical backup as required for the proper provision of Infertility Services to patients of Reproductive Partners at Reproductive Partners' Facilities. Reproductive Partners shall require that its full-time Physician-Employees devote substantially all of their professional time, effort and ability to Reproductive Partners' practice, including the provision of Infertility Services and the development of such practice, and that Permitted Services, of any Physician-Employee do not interfere with such Physician-Employees full time practice of Infertility Services at Reproductive Partners' Facilities.

                  4.7.6 Reproductive Partners shall obtain and maintain necessary licenses and operate clinical laboratory and tissue bank services in accordance with all applicable laws and regulations. Reproductive Partners agrees that the Medical Director or Tissue Bank Director, if applicable, shall be Physician-Employees or Other Professional Employees, if applicable, of Reproductive Partners who meet the qualifications required by applicable State law or regulation, and that should there be a vacancy in any such position, Reproductive Partners will cause another Physician-Employee or Other Professional Employee, if applicable, to fill such vacancy in accordance with applicable State law.

                  4.7.7 Reproductive Partners acknowledges that it bears all medical obligations to patients treated at the Facilities and covenants that it is responsible for all tissue, specimens, embryos or biological material ("Biological Materials") kept at the Facilities on behalf of the patients (or former patients) of Reproductive Partners, except for the negligence, willful or intentional misconduct of RPI's employees; provided, however, this shall not apply to circumstances where an RPI employee is acting under the direction or supervision of a Physician-Employee. In the event of a termination or dissolution of Reproductive Partners, or the termination of this Agreement for any reason, Reproductive Partners and the Physicians will have the obligation to account to patients and to arrange for the storage or disposal of such Biological Materials in accordance with patient consent and the ethical guidelines of the American Society of Reproductive Medicine ("Relocation Program"). RPI, in such event, will, at the request of Reproductive Partners, assist in the administrative details of such a Relocation Program for so long as Reproductive Partners shall request and an appropriate fee shall be paid during that time. These obligations shall survive the termination of this Agreement.

                  4.7.8 Reproductive Partners will designate certain physicians to (i) work with RPI in designing and implementing marketing plans,
         (ii) participate in marketing strategy sessions, and (iii) identify targeted referral sources and managed care opportunities.

         4.8      PRACTICE   DEVELOPMENT,   COLLECTION   EFFORTS   AND  NETWORK
INVOLVEMENT.   Reproductive  Partners  agrees  that  during  the  term  of  this
Agreement, Reproductive Partners covenants for itself and will use reasonable efforts to cause its Physician-Employees to:

                  4.8.1 Execute such documents and take such steps reasonably necessary to assist billing and collecting for patient services rendered by Reproductive Partners and its Physician-Employees;

                  4.8.2 Promote Reproductive Partners' medical practice and participate in marketing efforts developed by RPI and approved by Reproductive Partners;

                  4.8.3    Reasonably   cooperate   with   respect   to   RPI's
          collection  efforts,   and  policies  and  procedures   governing  the
          collection of Receivables; and

                  4.8.4 Comply with all applicable laws and regulations, federal, state and local.


                                    ARTICLE 5

                        JOINT DUTIES AND RESPONSIBILITIES

         5.1 FORMATION AND OPERATION OF PRACTICE MANAGEMENT BOARD. RPI and Reproductive Partners will establish a practice management board ("Practice Management Board"), which will be responsible, to assist Reproductive Partners, in developing management and administrative policies for the overall operation of Reproductive Partners. The Practice Management Board will consist of designated representatives from RPI as determined by RPI, designated representatives of Reproductive Partners as determined by Reproductive Partners, the Executive Director and the Medical Director of each Cost Center. It is the intent and objective of RPI and Reproductive Partners that they agree on the overall provision of the Services to Reproductive Partners. In the case of any matter requiring a formal vote, Reproductive Partners shall have one (1) vote and RPI shall have one (1) vote; provided, however, the determination with respect to adding Shareholders, or hiring or firing of Physician-Employees shall be determined solely by Reproductive Partners. The desire is that RPI and Reproductive Partners agree on matters of operations and that, if they disagree, they will have to work cooperatively to resolve any disagreement. The Practice Management Board shall meet at least three (3) times per calendar year and will maintain minutes of all meetings, which minutes shall, among other things, reflect all decisions of the Practice Management Board.

         5.2 DUTIES AND RESPONSIBILITIES OF THE PRACTICE MANAGEMENT Board. With the assistance of RPI, the Practice Management Board shall have, among others, the following duties and responsibilities:

                  5.2.1 ANNUAL BUDGETS AND PROFITABILITY. Review and approve annual capital and operation budgets prepared by RPI. The parties covenant and agree to use their respective best efforts to assist the Practice Management Board in achieving the projected budgets. Reproductive Partners and RPI agree that, recognizing changes in circumstances, annual budgets and forecast are subject to revisions. Accordingly, the Practice Management Board may, from time to time, propose to modify the annual budgets, as needed, including without limitation, staff reductions, so that Reproductive Partners operates in a profitable mode which means that PDE is positive on a monthly basis. Reproductive Partners' approval of such modifications shall not be unreasonably withheld and shall become part of the Budget. Further, Reproductive Partners agrees that in the event Reproductive Partners incurs operational losses at any point during the term of this Agreement, nothing herein shall obligate RPI to incur losses under this Agreement in order to sustain Reproductive Partners' operations. For example, RPI may take appropriate steps to reduce its Cost of Services in order to avoid negative PDE at any point.

                  5.2.2 CAPITAL IMPROVEMENTS AND EXPANSION.Except as otherwise provided herein, any renovation and expansion plans, and capital equipment expenditures with respect to Reproductive Partners shall be reviewed and approved by the Practice Management Board and shall be based upon the best interests of Reproductive Partners, and shall take into account capital priorities, economic feasibility, physician support, productivity and then current market and regulatory conditions.

                  5.2.3 MARKETING BUDGET.Reproductive Partners shall assist in the development of an annual marketing budget and plan prepared by RPI for approval by the Practice Management Board. All annual advertising and other marketing budgets prepared by RPI shall be subject to the review, amendment, approval and disapproval of the Practice Management Board.

                  5.2.4 STRATEGIC PLANNING. The Practice Management Board shall develop long-term strategic plans.

                  5.2.5 PHYSICIAN HIRING.Make recommendations regarding the number and type of physicians required for the efficient operation of Reproductive Partners; provided, the final determination on physician hiring shall be made by Reproductive Partners.

                  5.2.6 EXECUTIVE DIRECTOR. The Practice Management Board will direct the day-to-day functions of the Executive Director in implementing the policies agreed by the Practice Management Board. The Executive Director shall meet with the Medical Director of each Cost Center on a regular basis as reasonably requested by either party to discuss issues pertaining to the particular Cost Center. Salary and fringe benefits paid to the Executive Director shall be recommended by the Practice Management Board and approved by Reproductive Partners. The Practice Management Board will conduct an annual evaluation of such individual's performance.

                           .
                                                     ARTICLE   6

                                               FINANCIAL ARRANGEMENTS

         6.1 COMPENSATION. The compensation set forth in this Article 6 is being paid to RPI in consideration of the substantial commitment made, capital provided and services to be rendered by RPI hereunder and is fair and reasonable. RPI shall be paid the following amounts (collectively
"Compensation"):

                  6.1.1 an amount reflecting all Cost of Services (whether incurred by RPI or Reproductive Partners) paid or accrued by RPI pursuant to the terms of this Agreement.

                  6.1.2 during each year of this Agreement commencing with the Effective Date , a Base Service Fee, paid monthly but reconciled to annual Revenues, of an amount equal to six percent (6%) of the first $8.0 million of Reproductive Partners' Revenues; five percent (5%) of Reproductive Partners' Revenues over $8.0 million, but less than $12 million; and four percent (4%) of Reproductive Partners' Revenues of $12 million or more. Reproductive Partners shall not pay a Base Service Fee on fees which Reproductive Partners collects only to distribute to others provided the amount collected equals the amount remitted to third parties. Such fees include fees collected for (i) anesthesia services, (ii) donor compensation collected from patients and paid to third-party agencies, (iii) reference laboratories fees in connection with donor services, and (iv) pre-implantation genetic testing service fees and (v) pharmaceutical company grants for educational meetings.

                  6.1.3 commencing with the Effective Date, an additional service fee ("Additional Service Fee") paid monthly but reconciled to Fiscal Year operating results of Reproductive Partners, as follows:

                  Applicable Fiscal Year             Additional Service Fee
                  ----------------------             ----------------------

                           2005                              15% of PDE
                           2006                              15% of PDE
                           2007                              15% of PDE
                           2008                              15% of PDE
                           2009                              15% of PDE
                           2010                              14% of PDE
                           2011                              13% of PDE
                           2012                              12% of PDE
                           2013                              11% of PDE
                           2014 and thereafter               10% of PDE

                  Provided, however, beginning with Fiscal Year 2010, if PDE does not increase sufficiently so that the decrease in percent covers the amount of the Additional Service Fee paid in 2009, RPI's Additional Service Fee shall be the lesser of 15% of PDE for the applicable year or the dollar amount of the Additional Service Fee paid in 2009. Set forth below, for ease of understanding this principle, are examples of how this provision would apply:


--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
        Year              Contract        Example Outcomes     Reproductive       RPI Additional     RPI Additional
                         Additional                            Partners' PDE      Service Fee %       Service Fee $
                        Service Fee %                                                 Earned             Earned
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------

        2009                 15%                               $4.0 Million            15%              $600,000
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------

        2010                 14%                 A             $3.0 Million            15%              $450,000
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------

                                                 B             $5.0 Million            14%              $700,000
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------

        2011                 13%                 A             $3.0 Million            15%              $450,000
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------

                                                 B             $5.0 Million            13%              $650,000
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------

        2012                 12%                 A             $3.0 Million            15%              $450,000
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------

                                                 B             $5.0 Million            12%              $600,000
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------

                                                 C             $4.5 Million            13%              $600,000
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------

        2015                 10%                 A             $3.0 Million            15%              $450,000
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------

                                                 B             $5.0 Million            12%              $600,000
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------

                                                 C             $7.0 Million            10%              $700,000
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------


                  1. In year 2010, in Example A, RPI is paid at the 15% level, but makes less, because PDE decreased from $4 million in 2009 to $3 million entitling RPI to the lesser of 15% of $3.0 million or $600,000. In Example B, RPI is paid 14% of PDE because PDE increased sufficiently such that the Additional Service Fee earned is equal to or greater than the amount earned in 2009.

                  2. In year 2011, in Example A, because PDE decreased from $4 million in 2009 to $3 million, RPI is paid at the 15% level entitling RPI to the lesser of 15% of $3.0 million or $600,000. In Example B, RPI is paid 13% of PDE because PDE increased sufficiently such that the Additional Service Fee earned is equal to or greater than the amount earned in 2009.

                  3. In year 2012, in example A, because PDE decreased from $4 million in 2009 to $3 million, RPI is paid at the 15% level entitling RPI to the lesser of 15% of $3.0 million or $600,000. In Example B, RPI is paid 12% of PDE because PDE increased sufficiently such that the Additional Service Fee earned is equal to or greater than the amount earned in 2009. In Example C, although PDE is greater than PDE recorded in 2009, the increase was not sufficient to cause RPI to be paid at least $600,000 in PDE at the 12% level, therefore RPI is paid the lesser of 15% of $4.5 million or $600,000. ($600,000 is in actuality approximately13% of $4.5 million.)

                  4. In year 2015, in Example A, because PDE decreased from $4 million in 2009 to $3 million, RPI is paid at the 15% level entitling RPI to the lesser of 15% of $3.0 million or $600,000. In Example B, although PDE is greater than PDE recorded in 2009, the increase was not sufficient to cause RPI to be paid at least $600,000 in PDE at the 10% level, therefore, RPI is paid the lesser of 15% of $5 million or $600,000. ($600,000 is in actuality 12% of $5 million. In Example C, RPI is paid 10% of PDE because PDE increased sufficiently such that the Additional Service Fee earned is equal to or greater than the amount earned in 2009.

                  It is understood and agreed that the Additional Service Fee is paid to RPI in the event Reproductive Partners achieves positive PDE. Nothing herein shall be interpreted to mean that if PDE is negative, RPI makes a contribution to Reproductive Partners to cover any such operating losses.

         6.2      ACCOUNTS RECEIVABLE.

                  6.2.1 On or before the 20th business day of each month, commencing with the first month following the Effective Date, RPI shall reconcile the Receivables of Reproductive Partners arising during the previous calendar month. Subject to the terms and conditions of this Agreement, Reproductive Partners hereby sells and assigns to RPI as absolute owner, and RPI hereby purchases from Reproductive Partners all Receivables hereafter owned by or arising in favor of Reproductive Partners on or before the 20th business day of each month. RPI shall transfer or pay such amount of funds to Reproductive Partners equal to the Receivables less Compensation due RPI pursuant to Section 6.1. Reproductive Partners shall cooperate with RPI and execute all necessary documents in connection with the purchase and assignment of such Receivables to RPI or at RPI's option, to its lenders. All collections in respect of such Receivables shall be deposited in a bank account at a bank designated by RPI. To the extent Reproductive Partners comes into possession of any payments in respect of such Receivables, Reproductive Partners shall direct such payments to RPI for deposit in bank accounts designated by RPI.

                  6.2.2 Any Medicare or Medicaid Receivables due to Reproductive Partners shall be excluded from the operation of Section 6.2.1 hereof. Any such Receivables shall be subject to agreement of Reproductive Partners and RPI with respect to the collection thereof.

                  6.2.3 Reproductive Partners will be charged monthly interest at an annualized rate of prime plus 2% on Receivables with average days sales outstanding ("DSO") greater than 60 days for a trailing three-month period. For example, if prime is 6% and Reproductive Partners' Revenues are $1,385,000 for a three-month period, the average Revenues per day (assuming 90 days in such three-month period) equals $15,389. If on the last day of that same three-month period Reproductive Partners' Receivables are $1.5 million, then Reproductive Partners' DSO equal 97 days ($1.5 million divided by $15,389), resulting in interest being charged for the month on $569,393.00 of Reproductive Partners' Receivables ($15,389 times 37 days) at a rate of 0.67% ( 6% prime plus 2% divided by 12), or a $3,814.93 interest charge. Any application of this Section 6.2.3 shall exclude Bad Debt from the determination of Receivables subject to an interest payment.

                  6.2.4 On or before the 20th business day of each month, commencing with the month following the Effective Date, RPI shall remit to Reproductive Partners the PDE generated for the previous calendar month.

                  6.3 ADVANCES. RPI may advance necessary funds for Reproductive Partners to meet Cost of Services and, to meet Physician distributions (through their respective professional associations), and Physician-Employee salaries; provided, however, nothing herein shall obligate RPI to incur Cost of Services and Physician salary Advances in excess of Revenues under this Agreement in order to sustain Reproductive Partners' operations. As security for such Advances, Reproductive Partners shall deliver to RPI with the execution of this Agreement a Security Agreement in the form of Exhibit 6.3 hereto giving RPI a collateral interest in all Receivables of Reproductive Partners and PDE payable to Reproductive Partners Shareholders. RPI shall, in its sole discretion, be entitled to take any and all necessary action to prevent financial losses, in the form of Cost of Services on behalf of Reproductive Partners, to RPI in the event Reproductive Partners' Cost of Services exceed Reproductive Partners' Revenues at any point during the Term of this Agreement. Notwithstanding anything herein to the contrary, no Advances will be made by RPI to satisfy Physician-Employee draws, salaries or pension contributions, unless requested by Reproductive Partners.

                  6.3.1 Any Advance hereunder shall be a debt owed to RPI by Reproductive Partners and shall be repaid within in twelve equal installments plus accrued interest on the first day of each month following any Advance. To the extent PDE is available for distribution to Physicians for a particular month; RPI is authorized to deduct any outstanding Advance from the PDE prior to distribution to the Physicians to pay any installment then due.

                  6.3.2 Interest expense will be charged on an Advance and will be computed at the Prime Rate plus 2% used by RPI's primary bank.

         6.4      BUILD OUT AND CAPITAL COMMITMENT.

         RPI agrees to invest sufficient capital to build, equip and supply appropriate office and laboratory space for Reproductive Partners to conduct its medical practice at the Facilities. As an expression of RPI's commitment to the growth of Reproductive Partners' practice, RPI agrees to maintain, during the term of this Agreement, an on-going investment in the Facilities and equipment, without an interest charge to Reproductive Partners, of an amount up to $500,000.00 ("Capital Commitment"). Any amounts invested by RPI in Reproductive Partners' medical practice in excess of the Capital Commitment provided for this Section will be charged to Reproductive Partners as a capital cost at an interest rate of prime plus two (2%) percent.

                                    ARTICLE 7

              TERM, SERVICE RIGHTS, PAYMENTS, AND OTHER COMMITMENTS


         7.1 This Agreement shall begin on the date first above written ("Effective Date") and shall continue for twenty-five years, with automatic successive twenty-five year terms, unless sooner terminated as herein provided.

         7.2 In consideration of the considerable investment of time and resources in Reproductive Partners expected by RPI, Reproductive Partners grants to RPI the exclusive right to provide the Services to Reproductive Partners.


                                                     ARTICLE 8

                                            TERMINATION OF THE AGREEMENT

         8.1      TERMINATION

                  This Agreement may be terminated by either party in the event of the following:

                  8.1.1 INSOLVENCY. If a receiver, liquidator or trustee of any party shall be appointed by court order, or a petition to reorganize shall be filed against any party under any bankruptcy, reorganization or insolvency law, and shall not be dismissed within 90 days, or any party shall file a voluntary petition in bankruptcy or make assignment for the benefit of creditors, then either of the other parties may terminate this Agreement upon 10 days prior written notice to the other parties.

                  8.1.2 MATERIAL BREACH. If either party believes that the other party has materially breached its obligations hereunder, then the non-breaching party ("Accuser") shall give notice ("Breach Notice") to the breaching party ("Accused"), setting forth in detail the basis for the belief ("Accusation") and indicating that the Accused must cure said breach within 30 days ("Cure Period").

                  (a) If the Accused, in good faith denies the Accusation, then the Accused shall give notice within the Cure Period to the Accuser demanding an arbitration of whether there has been a material breach of this Agreement. Such arbitration shall be conducted in accordance with Section 11.7 hereof and the parties agree, in good faith, to commence the arbitration within 60 days of the Breach Notice and participate in the arbitration in a "time is the essence of the arbitration" basis.

                  (b) If the Accused agrees with the Breach Notice and cures the Material Breach within the Cure Period, no further action will be required by either party.

                  (c) If the Accused agrees with the Breach Notice, but the breach is not curable within the Cure Period and the Accused is making diligent efforts to cure the breach during the Cure Period ("Good Faith Cure Efforts"), the parties shall continue to operate under the terms and conditions of this Agreement. If after the exercise of such Good Faith Cure Efforts, the Accused shall be unable to cure the breach within 60 days from the Breach Notice, the Accuser shall, in good faith, extend the time in which to cure the breach, upon request of the Accused. In the event the Accuser does not extend the time in which to cure the breach, the Accused shall be entitled to arbitrate pursuant to
Section 11.7 whether the Accused is entitled to an extension in order to cure the breach.

                  (d) It is the intent of the parties that in the event of a material breach hereunder, the Accused shall the have the opportunity to a full determination of whether there was a material breach, before this Agreement terminates. If as a result of arbitration, there is a finding ("Finding") of a material breach, the Accuser shall be entitled to terminate this Agreement and the applicable section of Article 9 shall govern.

                   8.1.3 CHANGES IN LAW. (a) Notwithstanding any other provision of this Agreement, if the governmental agencies that administer the Medicare, Medicaid or other federally funded programs (or their representatives or agents) or any other federal, state or local governmental or non-governmental agency or any court or administrative tribunal passes, issues or promulgates any law, rule, regulation, standard, interpretation, order, decision or judgment, including but not limited to those relating to any regulations pursuant to state or federal anti-kickback or self-referral statutes (collectively or individually, "Legal Event") which in the good faith judgment of one party (the "Noticing Party") materially and adversely affects either party's licensure, accreditation, certification or ability to refer, to accept any referral, to bill, to claim, to present a bill or claim or to receive payment or reimbursement from any federal, state, or local governmental or non-governmental payor or which subjects the Noticing Party to a risk of prosecution or civil monetary penalty or which, in the good faith judgment of the Noticing Party, indicates a rule or regulation with which the Noticing Party desires further compliance,, then the Noticing Party may give the other party notice of intent to amend or terminate this Agreement in accordance with the next subsection.

                  (b) The Noticing Party shall give notice to the other party together with an opinion of counsel setting forth the following information:

                           (i) The Legal Event(s) giving rise to the notice;

                           (ii) The consequences of the Legal Event(s) as to the
Noticing Party;

                           (iii) The Noticing Party's intention to either:

                                    (1) Terminate this Agreement due to
unacceptable risk of prosecution or civil monetary penalty; or

                                    (2) Amend this Agreement, together with a
statement that the purpose thereof is one or more of the following:

                                            (A) to  further   comply  with  any
anti-kickback or statutory provisions or rules or regulations created or affected by the Legal Event(s); and/or

                                            (B) to   satisfy   any   licensure,
accreditation or certification requirements created or affected by the Legal Event(s); and/or

                                            (C) to eliminate or minimize the
risk of prosecution or civil monetary penalty;

                           (iv) The Noticing Party's proposed amendment(s); and

                           (v)  The Noticing  Party's request for  commencement
of the Renegotiation Period (as defined below).

                  (c) In the event of notice under either (a) or (b) above, the parties shall have 90 days from the giving of such notice ("Renegotiation Period") within which to attempt to amend this Agreement in accordance with the Noticing Party's proposal (if any) or otherwise as the parties may agree. If the parties cannot agree upon whether a Legal Event requires amendment of this Agreement, the dispute shall be resolved by arbitration as provided in Section
11.7 of this Agreement. Such arbitration shall be commenced and completed within the Renegotiation Period or this Agreement will terminate, unless otherwise agreed to in writing by the parties. If the parties or the arbitrator agree that a Legal Event requires amendment of this Agreement and this Agreement is not so amended within the Renegotiation Period, this Agreement shall terminate as of midnight (Pacific Time) on the last day of the Renegotiation Period, unless otherwise agreed to in writing by the parties. Except as otherwise required by applicable law, any amounts owing to either party hereunder shall be paid, on a pro rata basis, up to the date of termination, if the arbitration decision involves a termination of this Agreement, and any obligation hereunder that is to continue beyond expiration or termination shall so continue pursuant to its terms. All opinions of counsel presented by the Noticing Party hereunder and any corresponding opinions given by the other party in response shall be deemed confidential and given solely for purposes of renegotiation and settlement of a potential dispute and shall not be deemed disclosed so as to waive any privileges otherwise applicable to said opinions.

                  (d) The parties agree that if the Legal Event involves the Base Service and/or Additional Service Fees, the Substituted Fee provided for in
Section 8.1.3(e) shall apply to the extent that the arbitration determines that the Substituted Fee does not violate any law, rule, regulation, standard, interpretation, order, decision or judgment, including but not limited to those relating to any regulations pursuant to state or federal anti-kickback or self-referral statutes.

                  (e) During the Renegotiation Period, if applicable, RPI and Reproductive Partners agree that RPI's Base Service Fee and Additional Service Fee shall in no event be less than $83,917 per month, reasonably adjusted for the level of Services provided by RPI to Reproductive Partners at that time as compared to the Services provided during the twelve months following the date of this Agreement ("Substituted Fee").

         8.2 TERMINATION BY RPI FOR PROFESSIONAL DISCIPLINARY ACTIONS. Reproductive Partners shall be obligated to suspend a physician whose authorization to practice medicine is suspended, revoked or not renewed. RPI may terminate this Agreement upon 10 days prior written notice to Reproductive Partners if a Physician's authorization to practice medicine is suspended, revoked or not renewed and Reproductive Partners has failed to suspend such physician; provided, however, such action may not be taken until Reproductive Partners has been given 30 days to resolve such physician's authorization to practice medicine. Reproductive Partners shall notify RPI within five (5) days of a notice that a physician's authorization to practice medicine is suspended, revoked or not renewed or that formal disciplinary action has been taken against a physician which could reasonably lead to a suspension, revocation or non-renewal of a physician's license.

         8.3 TERMINATION BY REPRODUCTIVE PARTNERS AFTER FIVE (5) YEARS. Reproductive Partners shall have the right at any time after this Agreement has been in effect for five (5) years, to terminate this Agreement without cause by giving RPI twelve (12) months' prior written notice (the "Termination Notice") of Reproductive Partners' intent to terminate.

                                    ARTICLE 9

                  PURCHASE OF ASSETS - OBLIGATIONS AND OPTIONS

         9.1 TERMINATION BY RPI. If RPI terminates this Agreement due to the insolvency of Reproductive Partners (Section 8.1.1), or for a Finding of material breach by Reproductive Partners (Section 8.1.2), or Reproductive Partners fails to suspend a physician whose license is suspended, revoked or not renewed (Section 8.2), the following shall apply:

                  9.1.1 On the closing date (the "Closing Date") for purposes of consummating the termination, Reproductive Partners shall:

                  (a) Pay to RPI in immediately available funds, an amount equal to the net book value (in accordance with GAAP) of all RPI Assets at all Facilities made available to Reproductive Partners by RPI;

                  (b) Pay to RPI in immediately available funds, an amount equal to the uncollected accounts receivable purchased from Reproductive Partners immediately prior to the Closing Date which have not been charged to Reproductive Services as a Bad Debt under Cost of Services;

                  (c) If PDE for the 12-month period prior to the month in which termination notice is delivered ("PDE Period") is greater than $3.0 million, pay to RPI in immediately available funds an amount equal to $3.25 million plus 50% of Reproductive Partners' aggregate PDE in excess of $3.0 million for the PDE Period or, if PDE for the PDE Period is less than $3.0 million, pay to RPI in immediately available funds an amount equal to 108% of PDE for the PDE Period.

                  (d) A Consent to Assignment from each landlord of real estate leased by RPI for the benefit of Reproductive Partners to the extent each landlord is willing to provide such consent. The parties shall endeavor to obtain a consent that include a release of RPI from any further obligations or liability under the leases as of the Closing Date, except for liabilities accruing prior to the Closing Date, and shall satisfy any requirements provided for in the assignment provisions of the applicable leases;

                  (e) Hire all RPI employees working at the Facilities or make provision for their termination, without liability to RPI after the Closing Date.

                  (f) Pay to RPI in immediately available funds any outstanding liabilities under this Agreement, including any and all loans or Advances

                           (g) Execute such documents and perform such acts as
may be reasonably necessary to
accomplish the transactions required to effect the termination.

         For purposes of Sections 9.1, 9.2 9.3 and 9.4 the Closing Date shall mean 90 days following termination of this Agreement.

                  9.2 TERMINATION BY REPRODUCTIVE PARTNERS In the event this Agreement is terminated by Reproductive Partners as a result of the insolvency of RPI (8.1.1) or a Finding of a material breach by RPI (8.1.2), the following shall apply:

                  9.2.1 On the Closing Date for purposes of consummating the termination, Reproductive Partners shall:

                  (a) Pay to RPI in immediately available funds, an amount equal to the net book value (in accordance with GAAP) of all RPI Assets at all Facilities made available to Reproductive Partners by RPI, in the event Reproductive Partners opts to acquire the Assets;

                  (b) Pay to RPI in immediately available funds, an amount equal to the uncollected accounts receivable purchased from Reproductive Partners immediately prior to the Closing Date which have not been charged to Reproductive Services as a Bad Debt under Cost of Services;

                  (c) If the termination is because of RPI's involvency and if PDE for the PDE Period is greater than $3.0 million, pay to RPI in immediately available funds an amount equal to $3.25 million plus 50% of Reproductive Partners' aggregate PDE in excess of $3.0 million for the PDE Period or, if PDE for the PDE Period is less than $3.0 million, pay to RPI in immediately available funds an amount equal to 108% of PDE for the PDE Period; or, if the termination is because of a Finding of material breach by RPI, then Reproductive Partners shall pay RPI an amount equal to 50% of the unamortized portion of the $3.25 million which amount shall be amortized over 25 years from the date first above written.

                  (d) Have the option of assuming leases for office and equipment used directly for the operation of Reproductive Partners' business. In such event, a Consent to Assignment from each landlord of real estate leased by RPI for the benefit of Reproductive Partners to the extent each landlord is willing to provide such consent shall be obtained. Reproductive Partners shall endeavor to obtain a consent that include a release of RPI from any further obligations or liability under the leases as of the Closing Date, except for liabilities accruing prior to the Closing Date and shall satisfy any requirements provided for in the assignment provisions of the applicable leases ;

                  (e) Hire all RPI employees working at the Facilities or make provision for their termination, without liability to RPI after the Closing Date.

                  (f) Pay to RPI in immediately available funds any outstanding liabilities under this Agreement, including any and all loans or Advances

                  (g) Execute such documents and perform such acts as may be reasonably necessary to accomplish the transactions required to effect the termination.

                  9.3 TERMINATION UNDER SECTION 8.3 BY REPRODUCTIVE PARTNERS. In the event Reproductive Partners elects to terminate this Agreement pursuant to
Section 8.3 hereof, the following shall apply:

                  9.3.1 On the Closing Date for purposes of consummating the termination, Reproductive Partners shall:

                  (a) Pay to RPI in immediately available funds, an amount equal to the net book value (in accordance with GAAP) of all RPI Assets at all Facilities made available to Reproductive Partners by RPI;

                  (b) Pay to RPI in immediately available funds, an amount equal to the uncollected accounts receivable purchased from Reproductive Partners immediately prior to the Closing Date which have not been charged to Reproductive Services as a Bad Debt under Cost of Services;

                  (c) If PDE for the PDE Period is greater than $3.0 million, pay to RPI in immediately available funds an amount equal to $3.25 million plus 50% of Reproductive Partners' aggregate PDE in excess of $3.0 million for the PDE Period or, if PDE for the PDE Period is less than $3.0 million, pay to RPI in immediately available funds an amount equal to 108% of PDE for the PDE Period.

                  (d) A Consent to Assignment from each landlord of real estate leased by RPI for the benefit of Reproductive Partners to the extent each landlord is willing to provide such consent. Reproductive Partners shall endeavor to obtain a consent that include a release of RPI from any further obligations or liability under the leases as of the Closing Date, except for liabilities accruing prior to the Closing Date and shall satisfy any requirements provided for in the assignment provisions of the applicable leases ;

                  (e) Hire all RPI employees working at the Facilities or make provision for their termination, without liability to RPI after the Closing Date.

                  (f) Pay to RPI in immediately available funds any outstanding liabilities under this Agreement, including any and all loans or Advances

                           (g) Execute such documents and perform such acts as
may be reasonably necessary to
accomplish the transactions required to effect the termination.

                  9.4 TERMINATION BY EITHER PARTY UNDER SECTION 8.1.3. If either party terminates this Agreement pursuant to Section 8.1.3, the following shall apply:

                  9.4.1 On the Closing Date for purposes of consummating the termination, Reproductive Partners shall:

                  (a) Pay to RPI in immediately available funds, an amount equal to the net book value (in accordance with GAAP) of all RPI Assets at all Facilities made available to Reproductive Partners by RPI;

                  (b) Pay to RPI in immediately available funds, an amount equal to the uncollected accounts receivable purchased from Reproductive Partners immediately prior to the Closing Date which have not been charged to Reproductive Services as a Bad Debt under Cost of Services;

                  (c) Pay to RPI in immediately available funds, an amount equal to the unamortized portion of $3.25 million which amount will be amortized over 25 years from the date first above written.

                  (d) A Consent to Assignment from each landlord of real estate leased by RPI for the benefit of Reproductive Partners to the extent each landlord is willing to provide such consent. Reproductive Partners shall endeavor to obtain a consent that include a release of RPI from any further obligations or liability under the leases as of the Closing Date, except for liabilities accruing prior to the Closing Date and shall satisfy any requirements provided for in the assignment provisions of the applicable leases ;

                  (e) Hire all RPI employees working at the Facilities or make provision for their termination, without liability to RPI after the Closing Date.

                  (f) Pay to RPI in immediately available funds any outstanding liabilities under this Agreement, including any and all loans or Advances

                  (g) Execute such documents and perform such acts as may be reasonably necessary to accomplish the transactions required to effect the termination.

         9.5      TRANSFER OF OWNERSHIP

         Upon receipt of payments due under this Article 9 and other payments due, RPI shall transfer ownership and possession of the Assets, and assign all right, title and interest in and to and obligations under the Lease(s) to Reproductive Partners and return to Reproductive Partners all security deposits. Reproductive Partners shall have the option of receiving full credit on the payments due under this Article 9 for all liens, encumbrances or security interest, or of having RPI transfer ownership of the Assets free and clear of all liens, encumbrances or security interests thereon.

                                   ARTICLE 10

                                    INSURANCE

         10.1 Reproductive Partners shall carry professional liability insurance, covering itself and its employees providing Infertility Services under this Agreement in the minimum amount of $1 million per incident, $3 million in the aggregate, at its own expense. If possible under the terms of the insurance coverage, Reproductive Partners shall use its best efforts to cause RPI to be named an additional insured on such policies to the extent reasonably available at no additional cost or expense. Evidence of such policies shall be presented to RPI upon execution of this Agreement.

         10.2 RPI shall carry professional liability insurance, covering itself and its employees providing patient care under this Agreement in the minimum amount of $1 million per incident, $3 million in the aggregate, at its own expense. RPI shall use its best efforts to cause Reproductive Partners to be made an additional insured under RPI's professional liability coverage; provided, however, conditions for being made an additional insured shall be (i) Reproductive Partners utilizing patient informed consent forms supplied by RPI, provided such forms are consistent with law and any guidelines issued by the American Society of Reproductive Medicine and (ii) Reproductive Partners complying with requirements of RPI's insurance company. RPI shall also carry a policy of public liability and property damage insurance with respect to the Facilities under which the insurer agrees to indemnify RPI and Reproductive Partners against all cost, expense and/or liability arising out of or based upon any and all claims, accidents, injuries and damages customarily included within the coverage of such policies of insurance available for RPI. The minimum limits of liability of such insurance shall be $1 million combined single limit covering bodily injury and property damage. RPI shall obtain and maintain in full force and effect during the term of this Agreement, appropriate workers' compensation insurance coverage on all employees of RPI, to the extent required by law. Certificates of Insurance evidencing such policies and additional insured status shall be presented to Reproductive Partners within thirty (30) days after such coverage is in effect.

         10.3 Reproductive Partners and RPI shall provide written notice to the other at least thirty (30) days in advance of the effective date of any reduction, cancellation or termination of the insurance required to be carried by each hereunder.


                                   ARTICLE 11

                                  MISCELLANEOUS

         11.1 INDEPENDENT CONTRACTOR. RPI and Reproductive Partners are independent contracting parties. In this regard, the parties agree that:

                  11.1.1 The relationship between RPI and Reproductive Partners is that of an independent supplier of non-medical services and a medical practice, respectively, and, unless otherwise provided herein, nothing in this Agreement shall be construed to create a principal-agent, employer-employee, or master-servant relationship between RPI and Reproductive Partners;

                  11.1.2 Notwithstanding the authority granted to RPI herein, RPI and Reproductive Partners agree that Reproductive Partners shall retain the full authority to direct all of the medical, professional, and ethical aspects of its medical practices;

                  11.1.3 Any powers of Reproductive Partners not specifically vested in RPI by the terms of this Agreement shall remain with Reproductive Partners;

                  11.1.4 Reproductive Partners shall, at all times, be the sole employer of the Physician-Employees, other than the Physicians, the Other Professional Employees required by law to be employees of Reproductive Partners and all other professional personnel engaged by Reproductive Partners in connection with the operation of its medical practice at the Facilities, and shall be solely responsible for the payment of all applicable federal, state or local withholding or similar taxes and provision of workers' compensation and disability insurance for such professional personnel that are employees of Reproductive Partners;

                  11.1.5 No party shall have the right to participate in any benefits, employment programs or plans sponsored by the other party on behalf of the other party's employees, including, but not limited to, workers' compensation, unemployment insurance, tax withholding, health insurance, life insurance, pension plans or any profit sharing arrangement;

                  11.1.6 In no event shall any party be liable for the debts or obligations of any other party except as otherwise specifically provided in this Agreement; and

                  11.1.7 Matters involving the internal agreements and finances of Reproductive Partners, including but not limited to the distribution of professional fee income among Physician Employees and, if applicable, Other Professional Employees who are providing professional services to patients of Reproductive Partners, and other employees of Reproductive Partners, disposition of Reproductive Partners property and stock, accounting, tax preparation, tax planning, and pension and investment planning, hiring and firing of physicians, decisions and contents of reports to regulatory authorities governing Reproductive Partners and licensing, shall remain the sole responsibility of Reproductive Partners and the individual Physicians.

         11.2 FORCE MAJEURE. No party shall be liable to the other parties for failure to perform any of the services required under this Agreement in the event of a strike, lockout, calamity, act of God, unavailability of supplies, or other event over which such party has no control, for so long as such event continues and for a reasonable period of time thereafter, and in no event shall such party be liable for consequential, indirect, incidental or like damages caused thereby.

         11.3 EQUITABLE RELIEF. Without limiting other possible remedies available to a non-breaching party for the breach of the covenants contained herein, including the right of RPI to cause Reproductive Partners to enforce any and all provisions of the Physician Employment Agreements described in Section
4.3 hereof, injunctive or other equitable relief shall be available to enforce those covenants, such relief to be without the necessity of posting bond, cash or otherwise. If any restriction contained in said covenants is held by any court to be unenforceable or unreasonable, a lesser restriction shall be enforced in its place and remaining restrictions therein shall be enforced independently of each other.

         11.4 PRIOR AGREEMENTS; AMENDMENTS. This Agreement supersedes all prior agreements and understandings between the parties as to the subject matter covered hereunder including the Former Agreement, and this Agreement may not be amended, altered, changed or terminated orally. No amendment, alteration, change or attempted waiver of any of the provisions hereof shall be binding without the written consent of all parties, and such amendment, alteration, change, termination or waiver shall in no way affect the other terms and conditions of this Agreement, which in all other respects shall remain in full force.

         11.5 ASSIGNMENT; BINDING EFFECT. This Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of all of the parties, and any attempted assignment without such consent shall be void and of no force and effect, except that RPI may assign this Agreement to any affiliate, which for purposes of this Agreement, shall include any parent or subsidiary of RPI, without the consent of Reproductive Partners, provided RPI shall remain liable for its obligations hereunder. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties' respective heirs, legal representatives, successors and permitted assigns.

         11.6 WAIVER OF BREACH. The failure to insist upon strict compliance with any of the terms, covenants or conditions herein shall not be deemed a waiver of such terms, covenants or conditions, nor shall any waiver or relinquishment of any right at any one or more times be deemed a waiver or relinquishment of such right at any other time or times.

         11.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California irrespective of the principal place of business of the parties hereto. Any and all claims, disputes, or controversies arising under, out of, or in connection with this Agreement or any beach thereof, except for equitable relief sought pursuant to Section 11.3 hereof, shall be determined by binding arbitration in the State of California, City of Los Angeles (hereinafter "Arbitration"). The party seeking determination shall subject any such dispute, claim or controversy to the American Arbitration Association, and the rules of commercial arbitration thereof shall govern. The Arbitration shall be conducted and decided by a single arbitrator, unless the parties mutually agree, in writing at the time of the Arbitration, to three arbitrators. In reaching a decision, the arbitrator(s) shall have no authority to change or modify any provision of this Agreement, including any liquidated damages provision. Each party shall bear its own expenses and one-half the expenses and costs of the arbitrator(s). Any application to compel Arbitration, confirm or vacate an arbitral award or otherwise enforce this Section 11.7 shall be brought in the Courts of the State of California or the United States District Court for the Central District of California, to whose jurisdiction for such purposes Reproductive Partners and RPI hereby irrevocably consent and submit.

         11.8 SEPARABILITY. If any portion of the provisions hereof shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such portion or provisions in circumstances other than those in which it is held invalid or unenforceable, shall not be affected thereby, and each portion or provision of this Agreement shall be valid and enforced to the fullest extent permitted by law, but only to the extent the same continues to reflect fairly the intent and understanding of the parties expressed by this Agreement taken as a whole.

         11.9 HEADINGS. Section and paragraph headings are not part of this Agreement and are included solely for convenience and are not intended to be full or accurate descriptions of the contents thereof.

         11.10 NOTICES. Any notice or other communication required by or which may be given pursuant to this Agreement shall be in writing and mailed, certified or registered mail, postage prepaid, return receipt requested, or overnight delivery service, such as FedEx or DHL Express, prepaid, and shall be deemed given when received. Any such notice or communication shall be sent to the address set forth below:


                  11.10.1  If for RPI:

                           Billy Yee, M.D., President
                           Reproductive Partners, Inc.
                           510 N. Prospect Avenue, Suite 202
                           Redondo Beach, CA 90277

                  11.10.2  If for Reproductive Partners:

                           Billy Yee, M.D., President
                           Reproductive Partners Medical Group, Inc.
                           510 N. Prospect Avenue, Suite 202
                           Redondo Beach, CA 90277

                                    With a copy to:

                           Steven A. Jones, Esq.
                           Madden, Jones, Cole & Johnson
                           1300 W. Ocean Blvd., Suite 1300
                           Long Beach, CA  90802

         Any party hereto, by like notice to the other parties, may designate such other address or addresses to which notice must be sent.

         11.11 ENTIRE AGREEMENT. This Agreement and all attachments hereto represent the entire understanding of the parties hereto with respect to the subject matter hereof and thereof, and cancel and supersede all prior agreements and understandings among the parties hereto, including the Former Agreement, whether oral or written, with respect to such subject matter.

         11.12 NO MEDICAL PRACTICE BY RPI. RPI will not engage in any activity that constitutes the practice of medicine, and nothing contained in this Agreement is intended to authorize RPI to engage in the practice of medicine or any other licensed profession.

         11.13    CONFIDENTIAL INFORMATION.

                  11.13.1 During the initial term and any renewal term(s) of this Agreement, the parties may have access to or become acquainted with each other's trade secrets and other confidential or proprietary knowledge or information concerning the conduct and details of each party's business ("Confidential Information"). At all times during and after the termination of this Agreement, no party shall directly or indirectly, communicate, disclose, divulge, publish or otherwise express to any individual or governmental or non-governmental entity or authority (individually and collectively referred to as "Person") or use for its own benefit, except in connection with the performance or enforcement of this Agreement, or the benefit of any Person any Confidential Information, no matter how or when acquired, of another party. Each party shall cause each of its employees to be advised of the confidential nature of such Confidential Information and to agree to abide by the confidentiality terms of this Agreement. No party shall photocopy or otherwise duplicate any Confidential Information of another party without the prior express written consent of the such other party except as is required to perform services under this Agreement. All such Confidential Information shall remain the exclusive property of the proprietor and shall be returned to the proprietor immediately upon any termination of this Agreement.

                  11.13.2 Confidential Information shall not include information which (i) is or becomes known through no fault of a party hereto; (ii) is learned by a party from a third-party legally entitled to disclose such information; or (iii) was already known to a party at the time of disclosure by the disclosing party.

                  11.13.3 In order to minimize any misunderstanding regarding what information is considered to be Confidential Information, RPI or Reproductive Partners will designate at each others request the specific information which RPI or Reproductive Partners considers to be Confidential Information.

         11.14    INDEMNIFICATION.

                  11.14.1 RPI agrees to indemnify and hold harmless Reproductive Partners, its directors, officers, employees and servants from any suits, claims, actions, losses, liabilities or expenses (including reasonable attorney's fees) arising out of or in connection with any act or failure to act by RPI related to the performance of its duties and responsibilities under this Agreement. The obligations contained in this Section 11.14.1 shall survive termination of this Agreement. This indemnification provision shall apply to both third-party claims and second-party claims, including, but not limited to, claims, actions, damages, losses, expenses, or costs (including, but not limited to, reasonable attorneys' fees and court costs) incurred by one party to this Agreement as a result of an act, or omission to act, on the part of the other party, its agents, or employees pursuant to this Agreement

                  11.14.2 Reproductive Partners agrees to indemnify and hold harmless RPI, its shareholders, directors, officers, employees and servants from any suits, claims, actions, losses, liabilities or expenses (including reasonable attorney's fees) arising out of or in connection with any act or failure to act by Reproductive Partners related to the performance of its duties and responsibilities under this Agreement. The obligations contained in this Section 11.14.2 shall survive termination of this Agreement. This indemnification provision shall apply to both third-party claims and second-party claims, including, but not limited to, claims, actions, damages, losses, expenses, or costs (including, but not limited to, reasonable attorneys' fees and court costs) incurred by one party to this Agreement as a result of an act, or omission to act, on the part of the other party, its agents, or employees pursuant to this Agreement

                  11.14.3 In the event of any claims or suits in which RPI and/or Reproductive Partners and/or their directors, officers, employees and servants are named, each of RPI and Reproductive Partners for their respective directors, officers, employees agree to cooperate in the defense of such suit or claim; such cooperation shall include, by way of example but not limitation, meeting with defense counsel (to be selected by the respective party hereto), the production of any documents in his/her possession for review, response to subpoenas and the coordination of any individual defense with counsel for the respective parties hereto. The respective party shall, as soon as practicable, deliver to the other copies of any summonses, complaints, suit letters, subpoenas or legal papers of any kind, served upon such party, for which such party seeks indemnification hereunder. This obligation to cooperate in the defense of any such claims or suits shall survive the termination, for whatever reason, of this Agreement.

                  [Remainder of Page Left Intentionally Blank]

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.


REPRODUCTIVE PARTNERS, INC.



By: /s/  Billy Yee
    -------------------------------
         Billy Yee, M.D., President


REPRODUCTIVE PARTNERS MEDICAL GROUP, INC.



By:  /s/ Billyh Yee
     ------------------------------
         BillyYee, M.D., President

                                   Exhibit 6.3

                               Security Agreement

                                   [Attached]